Exhibit 99.1
Royal Bancshares of Pennsylvania, Inc. Announces Financial Results for the Fourth Quarter and Year Ended December 31, 2009
NARBERTH, PA—(Marketwire — March 18, 2010) — Royal Bancshares of Pennsylvania, Inc. (“Royal” or “Holding Company”) (NASDAQ: RBPAA) today announced its financial results for the fourth quarter and year ended December 31, 2009.
For the quarter ended December 31, 2009, net loss attributable to Royal was $10.1 million, or $0.79 per common share, as compared to a net loss of $27.3 million, or $2.05 per common share for the quarter ended December 31, 2008. For the year ended December 31, 2009, net loss attributable to Royal was $33.3 million, or $2.64 per common share, compared to a net loss of $38.1 million, or $2.86 per common share, in the year ended December 31, 2008. In 2009, financial results were negatively impacted by $11.0 million of impairment losses on investment securities, $20.6 million of provisions for loan and lease losses, $7.8 million of expenses related to other real estate owned and loan collections, and FDIC assessments of $3.8 million.
Robert R. Tabas, Chairman and CEO, said, “While 2009 was one of the most challenging years I’ve experienced in my 30-year banking career, Royal showed significant improvement in both the fourth quarter and 12 month period. Our loss for the fourth quarter improved 63 percent over the prior year’s quarter while the loss for the year improved 13 percent over 2008; plus we grew core deposits and maintained our market share within the Philadelphia region. The entire Royal team is taking the hard actions needed to position our bank for the long term, including maintaining rigorous cost controls to reduce discretionary expenses, sourcing lower-cost liabilities to enhance net interest margin, and carefully managing our loan portfolio to reduce non-performing assets. We have seen good traction in all of these areas in 2009 and are poised to benefit from these efforts in 2010 and beyond.”
Mr. Tabas continued, “We are fortunate at Royal that we have a strong capital base that has allowed us to persevere through the difficult economic climate. We continue to meet all regulatory capital ratio levels required for an institution to be considered ‘well-capitalized,’ and in 2009 we strengthened our capital base and liquidity by carefully managing our balance sheet. Based on progress to date in 2010 we expect our capital ratios to show continued improvement when first quarter data is released in May.”
The Holding Company also announced that it has agreed to enter into a written agreement with the Federal Reserve Bank of Philadelphia designed to maintain the financial soundness of the company so that it may serve as a source of strength to its banking subsidiaries. The agreement addresses many of the same matters contained in the July

2009 consent agreements between Royal Bank America and the FDIC and Pennsylvania Department of Banking. Key elements include provisions on board oversight, restrictions on the payment of dividends and distributions, restrictions on the incurrence of additional debt and stock redemptions, capital planning provisions, requirements to submit cash flow projections to the Reserve Bank, and requirements to submit quarterly progress reports to the Reserve Bank.
Mr. Tabas added, “We continue to make significant progress towards meeting regulatory requirements, and we thank our regulators for their input and support. Royal has withstood tough economic cycles before, including a real estate collapse in the late 1980s/early 1990s that was every bit as extreme as the current cycle. We rolled up our sleeves, adjusted our business model, and worked through the challenges. We believe that Royal is poised to be a survivor and that we will emerge from this challenging time better positioned than ever.”
The following is an overview of key financial metrics at quarter end:
•	Total assets were $1.29 billion at December 31, 2009, an increase of 10.0% from $1.18 billion at December 31, 2008.

•	Total deposits increased 16% in the year to $881.8 million at December 31, 2009 as compared to $760.1 million at December 31, 2008.

•	Net loans and leases decreased to $656.5 million at December 31, 2009 as compared to $671.8 million at December 31, 2008.

•	On-hand liquidity exceeds $270 million at December 31, 2009.

•	At December 31, 2009, Royal Bank America had capital ratios above the level required to meet regulatory standards for a well-capitalized institution. Total capital to risk-weighted assets was 13.37%; Tier I capital to risk-weighted assets was 12.09%; and Tier I capital to average assets was 8.09%.

•	Net interest income was $28.6 million in 2009, compared to $34.7 million in 2008. The decrease in net interest income was primarily due to the increased level of non-performing loans, lower yields on performing loans and investments and an increased level of interest bearing deposits related to increased liquidity, which were partially offset by lower rates paid on brokered and retail certificates of deposit.

•	Net interest margin was 2.39% in 2009, a reduction of 76 basis points from 3.15% in 2008. The decline was primarily due to lower market rates lower yields on interest-earning assets coupled with a higher level of non-performing loans. This was partially offset by average lower rates paid on interest-bearing liabilities.

•	At December 31, 2009 non-accrual and impaired loans totaled $73.7 million compared to $85.8 million at December 31, 2008. The $12.1 million decline in non-accrual loans was the result of a $42.9 million reduction in existing non-accrual loan balances through payments or loans becoming current and placed back on accrual, $27.8 million transferred to other real estate owned, and $19.8 million in charge-offs which collectively were offset by $78.4 million in additions.

•	Gains on sales of AFS investment securities were $1.9 million for the year as compared to a loss on sales of Available For Sale (AFS) investment securities of $1.3 million in 2008.
About Royal Bancshares of Pennsylvania, Inc.
Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, is a two-bank holding company operating the Royal Bank America and Royal Asian Bank brands throughout Pennsylvania, New Jersey and New York. For the past 40+ years, Royal has played a lead role in the growth and development of our region, empowering small businesses, entrepreneurs and individuals to achieve their financial goals and enrich our communities. More information on Royal Bancshares of Pennsylvania, our banks and subsidiaries is available at www.royalbankamerica.com.
Forward-Looking Statements
The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. For a discussion of the factors that could cause actual results to differ from the results discussed in any such forward-looking statements, see the filings made by Royal Bancshares of

Pennsylvania, Inc. with the Securities and Exchange Commission, including its Annual Report — Form 10-K for the year ended December 31, 2008.
ROYAL BANCSHARES OF PENNSYLVANIA, INC.
CONDENSED INCOME STATEMENT

	Three Months		Twelve Months
	Ended Dec. 31st		Ended Dec. 31st
	2009	2008	2009	2008
(in thousands, except for earnings per share)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income	$16,320	$17,358	$66,043	$72,764
Interest Expense	8,903	9,967	37,439	38,109

Net Interest Income	7,417	7,391	28,604	34,655
Provision for Loan Losses	7,136	8,754	20,605	21,841
Net Interest Income after Provision	281	(1,363)	7,999	12,814
Non Interest Income/(Loss)	2,556	(5,510)	(1,726)	(15,788)
Non Interest Expense	12,282	11,417	37,656	32,533

Loss before Taxes	(9,445)	(18,290)	(31,383)	(35,507)
Income Tax Expense (Benefit)	0	9,545	474	2,643

Net Loss	(9,445)	(27,835)	(31,857)	(38,150)
Less Net Income attributable to noncontrolling interest	641	(570)	1,402	(68)
Net Loss attributable to Royal Bancshares	($10,086)	($27,265)	($33,259)	($38,082)

Loss per common share — basic	($0.79)	($2.05)	($2.64)	($2.86)

SELECTED RATIOS:
Return on Average Assets	-3.0%	-9.1%	-2.6%	-3.2%
Return on Average Equity	-35.5%	-104.2%	-30.9%	-29.0%
Average Equity to Assets	8.5%	8.7%	8.3%	11.0%
Book Value Per Share	$5.34	$6.01	$5.34	$6.01

CONDENSED BALANCE SHEET

	Dec. 31, 2009	Dec. 31, 2008
(in thousands)	(unaudited)	(unaudited)
Cash and Cash Equivalents	$58,298	$14,259
Investment Securities	449,671	361,254
Loans & Leases (net)	658,787	672,081
Premises and Equipment (net)	18,798	25,853
Accrued Interest receivable	14,942	13,580
Other Assets	92,230	88,559

Total Assets	$1,292,726	$1,175,586

Deposits	881,755	760,068
Borrowings	257,827	288,031
Other Liabilities	23,056	20,128
Subordinated debentures	25,774	25,774
Royal Bancshares Shareholders’ Equity	101,156	79,687
Noncontrolling Interest	3,158	1,898

Total Equity	104,314	81,585

Total Liabilities and Equity	$1,292,726	$1,175,586

The above condensed financial information includes consolidation of Equity Real Estate Investments, owned by Royal Bancshares of Pennsylvania, Inc., which are required as a result of FIN 46(R) “Variable Interest Entities.”